Exhibit 10.26

Employee Agreement

TAILORED BRANDS, INC.

2016 LONG-TERM INCENTIVE PLAN

DEFERRED STOCK UNIT AWARD AGREEMENT

Tailored Brands, Inc., a Texas corporation (the “Company”), hereby grants to the employee of the Company named herein (the “Employee”) the following Deferred Stock Units Award (“Deferred Stock Units”) pursuant to the terms and conditions of the Tailored Brands, Inc. 2016 Long-Term Incentive Plan (the “Plan”), and this Deferred Stock Unit Award Agreement (this “Award Agreement”).

1. Name of Employee:	[ • ]

2. Grant Date:	[ • ] , 20[ • ]	(the “Grant Date”)

3. Deferred Stock Units Granted:	[ • ]

4. Vesting:

Except as otherwise provided in this Award Agreement, the Deferred Stock Units will vest in accordance with the following schedule; provided that the Employee’s employment with the Company or any Affiliate has not terminated prior to the applicable vesting date:

	Vesting Date	Number of Deferred Stock Units as to Which Employee is Vested

5. Death or Disability:

Notwithstanding the provisions of Section 4 of this Award Agreement, if the Employee’s employment with the Company or any Affiliate terminates by reason of the Employee’s death or Disability before an applicable vesting date, then any then unvested Deferred Stock Units granted under this Award Agreement will vest on the date of the Employee’s death or Disability.

6. Change in Control:

Notwithstanding the provisions of Section 4 of this Award Agreement, in the event of a Change in Control, the terms and conditions of the Change in Control Plan, if applicable to the Employee, will apply with respect to any outstanding Deferred Stock Units.  The term “Change in Control Plan” shall mean either (a) the Tailored Brands, Inc. Senior Executive Change in Control Severance Plan, adopted effective September 8, 2016, or (b) the Tailored Brands, Inc. Vice President Change in Control Severance Plan, amended and restated effective

September 8, 2016. For purposes of this Section 6, the terms and conditions of the Change in Control Plan are incorporated into and made a part of this Award Agreement.

7. Settlement:

Except as otherwise provided herein, at the time that any of the  Deferred Stock Units vest pursuant to Section 4 or any other section of this Award Agreement, the Employee (or, in the event of the Employee’s death, the Employee’s beneficiary) will receive one (1) share of Stock for each  Deferred Stock Unit that vests. Deferred Stock Units settled under this Award Agreement are intended to be exempt from Section 409A under the exemption for short term deferrals.  Accordingly, Deferred Stock Units will be settled in shares of Stock no later than the 15th day of the third month following the end of the fiscal year of the Company (or if later the calendar year) in which the Deferred Stock Units vest.

[8. Deferral of Settlement:

Notwithstanding the provisions of Section 7 of the Award Agreement, to the extent permitted by the Company, the Employee may defer settlement of all or a portion of the Deferred Stock Units granted under this Award Agreement by completing a deferral election form.  To be effective, the deferral election form must be in writing (including through email transmission) and completed no later than the December 31st of the calendar year immediately preceding the Grant Date.  Any timely completed deferral election form shall be incorporated into and made a part of this Award Agreement.

If the Employee timely completes a deferral election form, any vested Deferred Stock Units that the Employee elects to defer settlement pursuant to the preceding paragraph of this Section 8 shall be settled in the manner described in Section 7 of this Award Agreement on the earliest to occur of: (a) the anniversary of the date on which the Deferred Stock Units vested under Section 4 of this Award Agreement in the calendar year designated by the Employee in his or her deferral election form; (b) the date of the Employee’s death; (c) the date of the Employee’s Disability; or (d) the date of the Employee’s Termination of Employment.]

9. Dividend Equivalent Payments:

If, during the period beginning on the Grant Date and ending on the date on which any Deferred Stock Units are to be settled pursuant to the applicable provisions of this Award Agreement (the “Applicable Dividend Period”), the Company pays any dividends in cash with respect to the outstanding shares of Stock (a “Cash Dividend”), then, upon the settlement of vested Deferred Stock Units, the Employee shall also be entitled to receive a cash payment in an amount equal to the product of (a) the number of shares of Stock to be issued upon such settlement of the Deferred Stock Units; and (b) the aggregate amount of the Cash Dividends paid per share of Stock during the Applicable Dividend Period (the “Dividend Equivalents”).  Such Dividend Equivalents will be payable by the Company at the same time as the Deferred Stock Units to which they relate are settled pursuant to the applicable provisions of this Award Agreement.

If during the Applicable Dividend Period the Company pays any dividends in shares of Stock with respect to the outstanding shares of Stock, then, the Company will increase the number of Deferred Stock Units granted hereunder by an amount equal to the product of (a) the number of shares of Stock to be issued in exchange for the then outstanding Deferred Stock Units; and (b) the number of shares of Stock paid by the Company per share of Stock (collectively, the “Stock Dividend Deferred Stock Units”).  Each Stock Dividend Deferred Stock Unit will be subject to the same terms and conditions applicable to the Deferred Stock Unit for which such Stock Dividend Deferred Stock Unit was awarded and will be settled pursuant to the applicable provisions of this Award Agreement at the same time and on the same basis as such Deferred Stock Unit.

10. Conditions

The Company’s obligation to deliver shares of Stock upon the settlement of a vested Deferred Stock Unit is subject to the satisfaction of the following conditions: (a) the Employee is not, at the time of settlement, in material breach of any of his or her obligations under this Award Agreement, or under any other agreement with the Company or any Affiliate; (b) no preliminary or permanent injunction or other order against the delivery of the shares of Stock issued by a federal or state court of competent jurisdiction in the United States shall be in effect; (c) there shall not be in effect any federal or state law, rule or regulation which prevents or delays delivery of the shares of Stock or payment, as appropriate; and (d) the Employee shall confirm any factual matters reasonably requested by the Committee, the Company or counsel for the Company.

11. Shareholder Rights:

Except as otherwise provided in this Award Agreement, the Employee shall have none of the rights of a shareholder with respect to the shares of Stock underlying the Deferred Stock Units, until the Employee becomes the recordholder of the shares of Stock underlying the Deferred Stock Units.

12. Effect of Plan:

The Deferred Stock Units are subject in all cases to the terms and conditions set forth in the Plan, which are incorporated into and made a part of this Award Agreement.  In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern.  All capitalized terms that are used in this Award Agreement but are not defined in this Award Agreement shall have the meanings ascribed to such terms in the Plan.

13. Acknowledgment:	By receipt of this Award, the Employee acknowledges and agrees that the Deferred Stock Units are subject to all of the terms and conditions of the Plan and this Award Agreement.

14. Forfeiture for Cause:	Notwithstanding any other provision of this Agreement, the Deferred Stock Units granted hereunder shall be subject to the Forfeiture for Cause provisions contained in Section 4.7 of the Plan.

15. Effect on Other Agreements:

The Company and Employee acknowledge and agree that, with the exception of the Change in Control Plan or an employment agreement, if either or both are applicable to the Employee, the provisions of this Award Agreement shall supersede any and all other agreements and rights that the Employee has under any agreements or arrangements between the Employee and the Company, whether in writing or otherwise, with respect to the matters set forth herein.